Exhibit 99.1

  Acadia Realty Trust Announces Exercise of over-Allotment Option to Purchase
                Additional Common Shares of Selling Shareholders

     NEW YORK--(BUSINESS WIRE)--March 31, 2004--Acadia Realty Trust (NYSE: AKR - "Acadia" or the "Company"), a real estate investment trust and owner and operator of shopping centers anchored by necessity-based and value-oriented retail, today announced the settlement of the previously announced secondary public offering by certain of its shareholders of 5,750,000 common shares of beneficial interest ("Common Shares"), including 750,000 Common Shares purchased pursuant to the full exercise by the underwriters of their over-allotment option. The selling shareholders, Yale and its affiliates and Mr. Ross Dworman, beneficially own approximately 4.6 million and 2,300 Common Shares, respectively. The Company did not sell any Common Shares in the offering and did not receive any proceeds from the offering.

     Citigroup Global Markets served as the sole book-running manager for the offering and RBC Capital Markets served as a co-manager. Copies of the final prospectus supplement and accompanying prospectuses for the offering may be obtained from Citigroup Global Markets Inc., 388 Greenwich Street, New York, New York 10013.

     This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale or an offer to buy these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

     Acadia Realty Trust, headquartered in White Plains, NY, is a fully integrated and self-managed real estate investment trust which specializes in the acquisition, redevelopment and operation of shopping centers which are anchored by necessity-based and value-oriented retail. Acadia currently owns, or has interests in, and operates 62 properties totaling approximately nine million square feet, located primarily in the Northeast, Mid-Atlantic and Midwest United States.

     Certain matters in this press release may constitute forward-looking statements within the meaning of federal securities law and as such may involve known and unknown risk, uncertainties and other factors which may cause the actual results, performances or achievements of Acadia to be materially different from any future results, performances or achievements expressed or implied by such forward-looking statements. Such forward-looking statements speak only as of the date of this press release. Acadia expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Acadia's expectations with regard thereto or change in events, conditions or circumstances on which any such statement is based. The Company also refers you to the documents filed by the Company, from time to time, with the Securities and Exchange Commission, including without limitation the Company's Annual Report on Form 10-K, for a discussion of such risks and uncertainties.

     For more information on Acadia Realty Trust, visit the Company's Web site at www.acadiarealty.com

    CONTACT: Acadia Realty Trust
             Jon Grisham, 914-288-8142